Exhibit 10.1

Dated 25 August 2022

OPEN TEXT CORPORATION

and

OPEN TEXT UK HOLDING LIMITED

and

MICRO FOCUS INTERNATIONAL PLC

CO-OPERATION AGREEMENT

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

CONTENTS

1.	Interpretation	3

2.	Publication of the Announcement and the terms of the Acquisition	11

3.	Structure of the Acquisition	12

4.	Undertakings in relation to satisfaction of the Conditions	14

5.	Documentation	17

6.	Implementation of the Scheme	17

7.	Target Share Plans and Employee Related Matters	18

8.	Directors’ and Officers’ Liability Insurance	18

9.	Code	19

10.	Invalidity	19

11.	Termination	19

12.	Warranties and Undertakings	21

13.	Notices	22

14.	General Provisions	23

15.	Governing Law	25

Schedule 1		27

Schedule 2		28

THIS AGREEMENT is entered into on 25 August 2022

BETWEEN:

1.	OPEN TEXT CORPORATION, a company incorporated in Canada whose registered office is at 275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1 and corporation number is 1083604-4 (the “Bidder”);

2.

OPEN TEXT UK HOLDING LIMITED, a company incorporated in England and Wales whose registered office is at 420 Thames Valley Park Drive, Thames Valley Park, Reading, Berkshire, United Kingdom, RG6 1PT and company number is 14311122 (the “Bidco”); and

3.

MICRO FOCUS INTERNATIONAL PLC, a public limited company incorporated in England and Wales whose registered office is at The Lawn, Old Bath Road, Newbury, Berkshire, RG14 1QN and company number is 5134647 (the “Target”), together referred to as the “parties” and each as a “party” to this Agreement.

WHEREAS:

(A)

The Bidco, a wholly-owned subsidiary of the Bidder, intends to announce a firm intention to make a recommended offer for the entire issued and to be issued share capital of the Target (the “Acquisition”), on the terms and subject to the conditions set out in the Announcement (as defined below).

(B)

The Acquisition is intended to be effected by means of a scheme of arrangement under Part 26 of the Companies Act (as defined below) (the “Scheme”), provided that the Bidder reserves the right as set out in the Announcement and this Agreement, to elect to implement the Acquisition by way of an Offer (as defined below).

(C)	The parties have agreed to take certain steps to effect the completion of the Acquisition and wish to enter into this Agreement to record their respective obligations relating to such matters.

THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	In this Agreement each of the following words and expressions shall have the following meanings:

“Acceptance Condition”	has the meaning given to it in Clause 3.2(A);

“Acquisition”	has the meaning given to it in Recital (A);

“Agreed Switch”	means where the Bidder has exercised its Right to Switch to an Offer in accordance with: (i) Clause

3.1(A); or (ii) Clause 3.1(B) in circumstances where the Target Board Recommendation is given in respect of that Offer by the Bidder;

“Announcement”	means the announcement in the agreed form set out in Schedule 1;

“Bidder Group”	means the Bidder and its subsidiaries and subsidiary undertakings from time to time and “member of the Bidder Group” shall be construed accordingly;

“Bidder Responsible Person”	means the directors of the Bidder and the Bidco and the other individuals (if any) whom it is agreed with the Panel will accept responsibility for all of the information in the Scheme Document relating to themselves (and their close relatives, related trusts and persons connected with them, each as defined in the Code), the Bidder Group, persons acting in concert with the Bidder, the financing of the Acquisition and statements of opinion, belief, intent or expectation of the Bidder and the Bidco or the directors of the Bidder and the Bidco in relation to the Acquisition, the Bidder’s plans for the Target Group following completion of the Acquisition or otherwise in relation to the combined group following completion of the Acquisition and any other information in the Scheme Document for which a bidder is required to accept responsibility under applicable Law;

“Business Day”	means any day, other than a Saturday or Sunday, or public holiday in England and Wales, New York or Toronto, on which banks in London, New York and Toronto are open for general banking business;

“Clean Team Agreement”	means the clean team agreement between the Bidder and the Target dated 1 August 2022 and any clean team confidentiality agreements between the Bidder and the Target that may be concluded at a later stage;

“Clearances”	means all approvals, consents, clearances, determinations, permissions, confirmations, and waivers that may need to be obtained, all applications and filings that may need to be made and all waiting periods that may need to have expired, from or under any Laws or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party), in each case that are necessary and/or expedient to satisfy the Regulatory Conditions (and any reference to any Clearance having been “satisfied” shall be construed as meaning that each of the foregoing has been obtained or, where relevant, made or expired);

“Code”	means the City Code on Takeovers and Mergers as issued from time to time by or on behalf of the Panel;

“Companies Act”	means the Companies Act 2006;

“Conditions”	means (i) for so long as the Acquisition is being implemented by means of the Scheme, the conditions to the implementation of the Scheme as set out in Part A of Appendix 1 to the Announcement; and (ii) for so long as the Acquisition is being implemented by means of an Offer, the conditions referred to in (i) above, as amended by replacing the Scheme Conditions with the Acceptance Condition and any other amendments which are necessary to reflect the change in method of effecting the Acquisition, and “Condition” shall be construed accordingly;

“Confidentiality Agreement”	means the confidentiality agreement between the Bidder and the Target dated 28 July 2022;

“Court”	means the High Court of Justice in England and Wales;

“Court Meeting”	means the meeting of the Scheme Shareholders (and any adjournment thereof) convened pursuant to paragraph 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme;

“Day 60”	has the meaning given to it in Clause 3.2(D);

“Effective Date”

means the date upon which either:

(i) the Scheme becomes effective in accordance with its terms; or

(ii)  if the Bidder elects to implement the Acquisition by means of an Offer in accordance with the terms of this

Agreement, the Offer becomes or is declared unconditional;

“FCA”	means the UK Financial Conduct Authority;

“Law”	means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Relevant Authority and shall for the avoidance of doubt include the Code;

“Long Stop Date”	means 31 May 2023 (or such later date as may be agreed by the Target and the Bidder and, if required, with the Panel’s consent and/or the Court’s approval);

“Notice”	shall have the meaning given to it in Clause 13.1;

“Offer”	means in the event that the Bidder, subject to the terms of this Agreement, exercises its Right to Switch to elect to implement the Acquisition by means of a takeover offer within the meaning of section 974 of the Companies Act, such offer to be made by the Bidco to acquire the entire issued and to be issued share capital of the Target on the terms and subject to the conditions set out in the Announcement and to be set out in the related Offer Document and form of acceptance, including any subsequent revision, amendment, variation, extension or renewal;

“Offer Document”	means the offer document published by or on behalf of the Bidco in connection with any Offer, including any revised offer document;

“Panel”	means the UK Panel on Takeovers and Mergers;

“Regulatory Conditions”	means the Conditions set out in paragraphs 3 and 4 of Part A of Appendix 1 to the Announcement;

“Regulatory Information Service”	means an information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements;

“Relevant Authority”	means any central bank, ministry, governmental, quasi-governmental, supranational (including the European Union), statutory, regulatory,

environmental, administrative, supervisory, fiscal or investigative body, authority or tribunal (including any national or supranational anti-trust, competition or merger control authority, any sectoral ministry or regulator and foreign investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction, and “Relevant Authorities” means all of them;

“Relevant Third Parties”	has the meaning given to it in Clause 14.15;

“Remedies”	has the meaning given to it in Clause 4.1;

“Right to Switch”	has the meaning given to it in Clause 3.1;

“Scheme”	has the meaning given to it in Recital (B);

“Scheme Conditions”	means the Conditions set out in paragraph 2 of Part A of Appendix 1 to the Announcement;

“Scheme Document”	means the circular relating to the Scheme to be sent to (among others) Target Shareholders and persons with information rights containing and setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and the Target GM (and including, as the context requires, any revised or supplementary circular);

“Scheme Hearing”	means the Court hearing to sanction the Scheme under section 899 of the Companies Act, including any adjournment thereof;

“Scheme Shares”	has the meaning given in the Announcement;

“Scheme Shareholder”	means the holders of the Scheme Shares;

“Target Board Adverse Recommendation Change”	means: (i) if a third party announces a firm intention to make an offer for all or part or the issued and to be issued share capital of the Target which is recommended in whole or in part by the Target Directors;

(ii)  if the Target makes an announcement prior to the publication of the Scheme Document or (if different) the document convening the Target GM that: (a) the Target Directors no longer intend to unanimously and unconditionally recommend the Acquisition or intend to adversely modify or qualify their recommendation of the Acquisition; (b) (other than where the Bidder has exercised its Right to Switch) it will not convene the Court Meeting or the Target GM; or (c) (other than where the Bidder has exercised its Right to Switch) it intends not to post the Scheme Document or (if different) the document convening the Target GM;

(iii)  (other than where the Bidder has exercised its Right to Switch) the Target Board Recommendation is not included in the Scheme Document or (if different) the document convening the Target GM, when published;

(iv) if the Target makes an announcement that it will delay the convening of, or will adjourn, the Court Meeting or the Target GM or the Scheme Hearing, in each case without the consent of the Bidder, except where such delay or adjournment is for reasons outside the Target’s control;

(v)   the Target Directors otherwise withdraw or adversely modify or qualify the Target Board Recommendation (or make an announcement that they intend to do so); or

(vi) if, after the Scheme has been approved by Target Shareholders at the Court Meeting and the Target GM Resolutions have been passed at the General Meeting, the Target Directors announce that they shall not convene the Scheme Hearing and/or implement the Scheme (other than: (a) in connection with an announcement of a revised offer by the Bidco for the Target; or

(b) where the Bidder has exercised its Right to Switch),

provided that, for the avoidance of doubt, the issue of any holding statement by the Target following a change of circumstances shall not by itself constitute a Target Board Adverse Recommendation Change so long as any such holding statement: (i) contains an express statement that the Target Board Recommendation is not withdrawn, modified or qualified; and (ii) does not contain a statement that the Target Directors intend to withdraw, modify or qualify the Target Board Recommendation;

“Target Board Recommendation”

means the unanimous and unconditional recommendation of the Target Directors to the Target Shareholders:

(i) to vote in favour of the Scheme at the Court Meeting and the Target GM Resolutions at the Target GM; or

(ii)  if the Bidder or Bidco elects to implement the Acquisition by way of an Offer in accordance with the terms of this Agreement, to accept the Offer;

“Target Directors”	means the directors of the Target from time to time and “Target Director” shall be construed accordingly;

“Target GM”	means the general meeting of the Target Shareholders to be convened in connection with the Scheme to be held on the same date as the Court Meeting to consider and, if thought fit, approve the Target GM Resolutions, including any adjournment of that meeting;

“Target GM Resolutions”	means the shareholder resolutions as are necessary to enable the Target to approve, implement and effect the Scheme, including, among other things, the resolutions relating to the alteration of the Target’s articles of association and the delisting of the Target Shares;

“Target Group”	means the Target and its subsidiaries and subsidiary undertakings from time to time and “member of the Target Group” shall be construed accordingly;

“Target Remuneration Committee”	has the meaning given to it in Schedule 2;

“Target Representative”	has the meaning given to it in Clause 12.3;

“Target Shareholders”	means the holders of the Target Shares;

“Target Shares”	means the ordinary shares of 10 pence each in the capital of the Target from time to time;

“Target Share Plans”	has the meaning given to it in Schedule 2;

“Third Party Rights Provisions”	has the meaning given to it in Clause 14.15; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.

1.2	In this Agreement, except where the context otherwise requires:

(A)	references to recitals, clauses and Schedules are to recitals and clauses of and Schedules to this Agreement;

(B)

the expressions “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Companies Act and the expression “group” in relation to a party, means that party together with its subsidiaries and subsidiary undertakings from time to time;

(C)	the expressions “acting in concert” and “offer” shall have the meanings given in the Code;

(D)	use of any gender includes the other genders;

(E)	words in the singular shall include the plural and vice versa;

(F)

a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision;

(G)	references to a “company” shall be construed so as to include any, corporation or other body corporate, wherever and however incorporated or established;

(H)	references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state,

local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(I)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(J)	references to “writing” shall include any modes of reproducing words in a legible and non-transitory form and shall include email except where otherwise expressly stated;

(K)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(L)

(i)   the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(M)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation” respectively;

(N)	the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”;

(O)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(P)

the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(Q)	a reference to any other document referred to in this Agreement is a reference to that other document as amended or supplemented at any time; and

(R)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

2.	Publication of the Announcement and the terms of the Acquisition

2.1

The obligations of the parties under this Agreement, other than this Clause 2.1 and Clauses 9 to 15 (as interpreted in accordance with Clause 1) (together, the “Initial Provisions”), shall be conditional on the release of the Announcement at or before 5.00

p.m. on the Business Day after the date of this Agreement, or such other date and time as may be agreed by the parties (and, where required by the Code, approved by the Panel). The Initial Provisions shall take effect on and from execution of this Agreement.

2.2

The terms of the Acquisition shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Acquisition, which will be at the absolute discretion of the Bidder) and, where required by the Code, approved by the Panel.

2.3

The terms of the Acquisition at the date of posting of the Scheme Document shall be set out in the Scheme Document. Should the Bidder elect to implement the Acquisition by way of the Offer in accordance with Clause 3, the terms of the Acquisition shall be set out in the announcement of the switch to an Offer and the Offer Document and the form of acceptance.

3.	Structure of the Acquisition

3.1

The parties intend as at the date of this Agreement to implement the Acquisition by means of the Scheme. However, the Bidder shall have the right (a “Right to Switch”) (subject always to the consent of the Panel, if required), whether before or after the posting of the Scheme Document, to elect at any time to implement the Acquisition by way of an Offer only if:

(A)	the Target provides its prior written consent;

(B)

a third party announces a firm intention to make an offer (whether or not subject to the satisfaction or waiver of any pre-conditions) for the entire issued and to be issued share capital of the Target; or

(C)	a Target Board Adverse Recommendation Change occurs.

3.2	In the event of an Agreed Switch, unless otherwise agreed with the Target or required by the Panel, the parties agree that:

(A)

the acceptance condition to the Offer (the “Acceptance Condition”) shall be set at 75 per cent. (or such other percentage as may be agreed between the Bidder and the Target after, to the extent necessary, consultation with the Panel, being in any case more than 50 per cent.) of the Target Shares to which the Offer relates;

(B)

the Bidder will discuss any material announcements relating to the Acquisition and any material proposed changes to the timetable in relation to the implementation of the Acquisition with the Target in a timely manner (including, if proposed, any changes to the Long Stop Date) for inclusion in the firm intention announcement in relation to the Offer and the Offer Document, such changes to be discussed and agreed with the Target;

(C)	the Bidder shall: (i) prepare, as soon as reasonably practicable, the Offer Document and related form of acceptance; and (ii) consult with the Target as to the form and contents, and timing and publication of the Offer Document and related form of acceptance; and (iii) allow the Target a reasonable opportunity to consider the draft Offer Document and related form of acceptance for review and comment and consider for inclusion any reasonable comments proposed by the Target on such documents;

(D)

the Bidder shall not take any such action (including publishing an acceptance condition invocation notice (as defined in Rule 31.6 of the Code)) which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to midnight on the sixtieth (60th) day following the publication of the Offer Document (or such later date as is set in accordance with Rule 31.3 of the Code and the Notes on that Rule (“Day 60”)) and the Bidder shall ensure that the Offer remains open for acceptances until such time;

(E)

the Bidder shall not, without the prior written consent of the Target, make any acceleration statement (as defined in the Code) unless: (i) all of the Conditions (other than the Acceptance Condition) have been satisfied or waived (if capable of waiver); (ii) the acceleration statement contains no right for the Bidder to set the statement aside (except with the consent of the Target); and (iii) the Bidder undertakes to the Target not to take any action or step otherwise to set the acceleration statement aside;

(F)	if:

(i)

at any time during the period between the publication of the Offer Document and 5.00 p.m. on the second day prior to Day 39 (as defined in the Code), it becomes reasonably expected that any outstanding Regulatory Condition is not likely to be satisfied or waived (if capable of waiver) prior to the 60th day following the publication of the Offer Document; or

(ii)	by 5.00 p.m. on the ninth day prior to Day 39 (as defined in the Code), any outstanding Regulatory Condition has not been satisfied,

in each case, the Bidder shall promptly consult with the Target as to whether a suspension to the offer timetable should be sought pursuant to Rule 31.4(a) of the Code and, if so, seek, jointly with the Target, the consent of the Panel to suspend the offer timetable no later than the date falling on the second day prior to Day 39 (as defined in the Code);

(G)

the Bidder shall keep the Target informed, on a regular basis and in any event within two Business Days following a written request from the Target, of the number of Target Shareholders that have: (i) validly returned their acceptance forms; (ii) returned but incorrectly completed their acceptance forms; (iii) validly returned their withdrawal forms; and (iv) returned but incorrectly completed their withdrawal forms, and in each case the identity of such shareholders and the number of Target Shares to which such forms relate; and

(H)

the Bidder shall ensure that the Offer is made on the same terms as those set out in the Announcement and the only conditions to the Offer shall be the Conditions (subject to replacing the Scheme Conditions with the Acceptance Condition referred to in Clause 3.2(A)), unless the parties agree otherwise in writing or with any modification or amendments to such terms and Conditions as may be required by the Panel or which are necessary to reflect the change in method of effecting the Acquisition.

3.3

In the event of any Agreed Switch, the parties agree that all provisions of this Agreement relating to the Scheme and its implementation shall apply to the Offer or its implementation mutatis mutandis, save as set out in this Clause 3.

3.4

The Bidder hereby represents and warrants that neither it nor any member of the Bidder Group is, as at the date of this Agreement, and undertakes that (for so long as this Agreement is in force) neither it nor any member of the Bidder Group shall become, following the date of this Agreement, required to make a mandatory offer for the Target pursuant to Rule 9 of the Code, provided that this Clause 3.4 shall cease to apply if a third party announces a possible or firm intention to make an offer for all or part of the issued, and to be issued, share capital of the Target.

4.	Undertakings in relation to satisfaction of the Conditions

4.1

The Bidder shall take or cause to be taken all necessary steps in order to secure the Clearances as promptly as practicable following the date of this Agreement, and in any event in sufficient time to enable the Effective Date to occur prior to the Long Stop Date, including offering (and not withdrawing) and executing, or accepting, any conditions, obligations, terms, undertakings, commitments and remedies (“Remedies”) that may be required to obtain any Clearance, provided that this Clause 4.1 shall not require the Bidder to offer, execute or accept any Remedy that is reasonably likely to have a material adverse effect on (i) the value or operations of the Bidder Group or the Target Group, in the case of each such group separately taken as a whole, or (ii) the Bidder’s ability to own and operate the Target Group taken as a whole, or (iii) the benefits, as stated in the Announcement and taken as a whole, that the Bidder reasonably expects to obtain from the Acquisition.

4.2

The Bidder shall be responsible for determining the strategy for obtaining the Clearances and (except when the Target is required to do so by Law) contacting and corresponding with the Relevant Authorities in relation to such Clearances. To the extent that the Target is contacted by a Relevant Authority, it shall permit the Bidder to respond to that Relevant Authority (unless the Target is required by Law to provide the response).

4.3

The Bidder and the Target shall co-operate with each other and provide each other with all reasonable information, assistance and access in a timely manner in order to allow for the Bidder, or the Bidder and the Target jointly, or the Target, as may be required, to assess and make any filings, notifications or submissions as are necessary for the purposes of implementing the Acquisition and/or in connection with the Clearances in each case with or to the Relevant Authorities, provided that the co-operation will be conducted in a manner reasonably designed to preserve applicable lawyer/client and lawyer work product privileges and to limit the exchange of any competitively sensitive information to outside counsel or pursuant to the Clean Team Agreement.

4.4	Without prejudice to the generality of the foregoing, and except to the extent that to do so is prohibited by Law:

(A)

the Bidder, or the Bidder and Target jointly, will submit a notification (or draft notification where appropriate) to each Relevant Authority as soon as is reasonably practicable but no later than 25 Business Days after the date of this Agreement and within any applicable mandatory time periods where it is necessary or expedient to do so in order to obtain the Clearances, which shall include:

(i)

the Bidder and Target submitting any notifications required under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) within 20 Business Days after the date of this Agreement; and

(ii)

the Bidder submitting a draft merger notification (Form CO) to the European Commission and a briefing paper to the Mergers Intelligence Committee of the UK Competition and Markets Authority within 25 Business Days after the date of this Agreement;

(B)

the Bidder shall be primarily responsible for preparing all such filings, submissions, correspondence and communications, provided that it shall consult with the Target as to the strategy to be pursued for obtaining the Clearances;

(C)

the Bidder shall (subject to Clause 4.4(D) below) provide, or procure the provision of, draft copies of all submissions, material correspondence and material communications intended to be sent to any Relevant Authority in relation to obtaining any Clearances to the Target and its legal advisers at such time as will allow the Target a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the Target with copies of all such submissions and communications in the form finally submitted or sent;

(D)

in relation to any filings, submissions or material correspondence which are required by any Relevant Authority to be submitted or sent by the Target, the Target shall provide, or procure the provision of, draft copies of all such submissions, material correspondence and material communications intended to be sent to any Relevant Authority in relation to obtaining any Clearances to the Bidder and its legal advisers at such time as will allow the Bidder a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the Bidder with copies of all such submissions and communications in the form finally submitted or sent;

(E)	the Bidder and the Target shall notify each other, and provide copies, in a timely fashion of any material communication from any Relevant Authority in relation to obtaining any Clearance and shall as promptly as reasonably practicable respond to any request for information by any Relevant Authority;

(F)

the Bidder shall be responsible for the payment of all filing fees required in connection with the relevant Clearances, including, for the avoidance of doubt, the costs incurred by the Bidder in preparing any such filings, notifications or submissions;

(G)

where reasonably requested by the Bidder, the Target shall make available appropriate Target representatives for meetings and telephone calls requested by any Relevant Authority in connection with the obtaining of all Clearances and the implementation of the Acquisition; and

(H)

where reasonably requested by the Target and where permitted by the Relevant Authority concerned, the Target shall have the right to nominate persons to attend meetings and participate in telephone conversations other than those of an administrative nature (and make oral submissions in such meetings and telephone calls) between the Bidder and any Relevant Authority.

4.5	Nothing in this Agreement shall oblige either the Bidder or Target (the “disclosing party”) to disclose any information to the other:

(A)	which the disclosing party reasonably considers to be competitively sensitive;

(B)	which the disclosing party is prohibited from disclosing by Law or a Relevant Authority; or

(C)	where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal advice privilege).

4.6	Where the circumstances referred to in Clauses 4.5(A) or 4.5(B) apply, the disclosing party shall disclose the relevant information to the other:

(A)	pursuant to the Clean Team Agreement;

(B)	where that is not reasonably possible, on an “external counsel only” basis; or

(C)

where disclosure in a manner contemplated by Clauses 4.6(A) or 4.6(B) would reasonably be expected to have a material adverse effect on the disclosing party’s legitimate business interest, directly to a Relevant Authority (and in such circumstances, the disclosing party shall provide to the other a non-confidential version of such information), unless disclosure is entirely prohibited by Law or under contractual terms the breach of which could have a material adverse effect on the disclosing party’s legitimate business interest in which case no disclosure can be compelled under this Agreement.

4.7	The Bidder shall keep the Target informed of the progress towards satisfaction (or otherwise) of the Conditions. Each Party shall keep the other informed promptly of developments which are material or reasonably likely to be material to the obtaining of the Clearances in sufficient time to enable the Effective Date to occur prior to the Long Stop Date.

4.8

Except with the prior written consent of the Target, until the Effective Date, the Bidder shall not (and shall procure that each member of the Bidder Group shall not), take, or omit to take, or cause to be taken or omitted to be taken (or direct any person to do the same), any action, or enter into any acquisition, transaction or other agreement, which would, or would be reasonably likely to, have the effect of in any way preventing, impeding, materially delaying or materially prejudicing the satisfaction of the Regulatory Conditions.

4.9

The Bidder agrees that if it intends to seek the permission of the Panel to invoke a Condition, it will, as far in advance as is reasonably practicable and prior to approaching the Panel, notify the Target of its intention and provide the Target with reasonable details of the ground on which it intends to invoke the relevant Condition.

5.	Documentation

Where the Acquisition is being implemented by way of the Scheme:

(A)

the Bidder and the Bidco each agree to provide promptly to the Target all such information about Bidder, the Bidco, the Bidder Group and its directors as may be reasonably requested and which is required for the purpose of inclusion in the Scheme Document or any other document required by the Code or any other applicable Law to be published in connection with the Scheme or the Target GM and to provide all other assistance which may be reasonably required with the preparation of the Scheme Document or any other document required by the Code or any other applicable Law, including access to, and ensuring that reasonable assistance is provided by, its professional advisers; and

(B)

the Bidder and the Bidco will procure that each Bidder Responsible Person accepts responsibility for all of the information in the Scheme Document for which each such Bidder Responsible Person is required to accept responsibility under applicable Law.

6.	Implementation of the Scheme

6.1	Where the Acquisition is being implemented by way of the Scheme:

(A)	the Bidder undertakes that, prior to the Scheme Hearing, it or the Bidco shall deliver a notice in writing to the Target confirming either:

(i)	the satisfaction or waiver of all Conditions (other than the Scheme Conditions); or

(ii)

the Bidco’s intention to invoke one or more Conditions (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Bidco reasonably considers entitles it to invoke such Condition or treat it as unsatisfied or incapable of satisfaction and the reasons why it considers such event or circumstances sufficiently material for the Panel to permit the Bidder to withdraw or lapse the Scheme;

(B)

the Bidco shall instruct counsel to appear on its behalf at the Scheme Hearing and undertake to the Court to be bound by the terms of the Scheme insofar as it relates to the Bidco to the extent that all the Conditions (other Condition 2(c)(i) (Court Sanction)) have been satisfied or waived prior to or on the date of the Scheme Hearing. The Bidder shall provide such documentation or information as may reasonably be required by the Target’s counsel or the Court, in relation to such undertaking; and

(C)

without prejudice to Clause 6.1(A), if the Bidder becomes aware of any fact, matter or circumstance that it reasonably considers entitles Bidco to invoke (with the consent of the Panel) one or more Conditions (applying the test set out in Rule 13.5(a) of the Code), the Bidder (subject to any restriction under applicable Law) shall inform the Target promptly.

7.	Target Share Plans and Employee Related Matters

The parties agree that the provisions of Schedule 2 shall apply in respect of the Target Share Plans and employee related matters.

8.	Directors’ and Officers’ Liability Insurance

8.1

To the extent permitted by applicable Law, for six years after the Effective Date, the Bidder undertakes in favour of the Target and in favour of each of the directors and officers of the Target and each of its subsidiary undertakings as at and prior to the Effective Date to procure that the members of the Target Group shall honour and fulfil all their respective obligations (if any) existing at the Effective Date regarding:

(A)

elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Date; and

(B)

provision of assistance to directors and officers of the Target Group to the extent they need to make a claim against the Target Group directors’ and officers’ insurance policy (including any run-off cover), in each case with respect to matters existing or occurring at or prior to the Effective Date.

8.2

The Bidder shall procure the provision of directors’ and officers’ liability insurance for both current and former directors and officers of the Target Group, including directors and officers who retire or whose employment is terminated as a result of the Acquisition, for acts and omissions up to and including the Effective Date, in the form of run-off cover, for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, substantially equivalent to that provided under the Target Group’s directors’ and officers’ liability insurance as at the date of this Agreement.

9.	Code

9.1

Nothing in this Agreement shall in any way limit the parties’ obligations under the Code and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement (which shall take precedence over such terms).

9.2

The parties agree that, if the Panel determines that any provision of this Agreement that requires the Target to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded and neither the Target nor the Target Directors shall have any obligation to take or not take any such action.

9.3	Nothing in this Agreement shall oblige the Target or the Target Directors to recommend an Offer or a Scheme proposed by the Bidder or any member of the Bidder Group.

10.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction or due to the operation of Clause 9.2:

(A)	that shall not affect or impair:

(i)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement; and

(B)

if it would be legal, valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or reduction as may be necessary to make it valid and enforceable but the enforceability of the remainder of this Agreement shall not be affected.

11.	Termination

11.1	Subject to Clauses 11.2 and 11.3, this Agreement shall terminate with immediate effect and all rights and obligations of the parties under this Agreement shall cease:

(A)	if the parties so agree in writing;

(B)

if the Announcement is not released via a Regulatory Information Service at or before 5.00 p.m. on the Business Day after the date of this Agreement (unless, prior to that time, the parties have agreed another time in accordance with Clause

2.1 in which case the later time and date shall apply for the purposes of this Clause 11.1(B));

(C)	upon service of written notice by the Bidder to the Target if a Target Board Adverse Recommendation Change occurs;

(D)	upon service of written notice by either party if one or more of the following occurs:

(i)	prior to the Long Stop Date, a third party announces an offer for the Target which completes, becomes effective or is declared or becomes unconditional;

(ii)

if the Acquisition (whether implemented by way of the Scheme or the Offer) is withdrawn, terminates or lapses in accordance with its terms and (where required) with the permission of the Panel, unless such lapse or withdrawal:

(a)	is as a result of the exercise of the Right to Switch; and

(b)

is to be followed promptly by a firm intention announcement (under Rule 2.7 of the Code) made by the Bidder or a person acting in concert with the Bidder to implement the Acquisition by a different offer or scheme on substantially the same or improved terms, and such announcement is made within five Business Days of such lapse or withdrawal;

(iii)

prior to the Long Stop Date: (a) any Condition which has not been waived is (or has become) incapable of satisfaction by the Long Stop Date and, notwithstanding that it has the right to waive such Condition, the Bidder has stated in writing that it will not do so; or (b) any Condition which is incapable of waiver is (or has become) incapable of satisfaction by the Long Stop Date, in each case in circumstances where the invocation of the relevant Condition is permitted by the Panel;

(iv)

if the Scheme is not approved at the Court Meeting, the Target GM Resolutions are not passed at the Target GM or the Court refuses to sanction the Scheme (unless the Bidder has exercised its Right to Switch);

(v)	unless otherwise agreed by the parties in writing or required by the Panel, the Effective Date has not occurred by the Long Stop Date; or

(E)	if the Effective Date occurs.

11.2	Termination of this Agreement shall be without prejudice to the rights of either party that may have arisen at or prior to termination.

11.3	Clauses 1 and 9 to 15 (inclusive) and Clauses 7 and 8 (but only in circumstances where this Agreement is terminated on or after the Effective Date) shall survive termination of this Agreement.

12.	Warranties and Undertakings

12.1	The Bidder and the Bidco each represent and warrant to the Target and the Target represents and warrants to the Bidder and the Bidco on the date of this Agreement that:

(A)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(B)	this Agreement constitutes its binding obligations in accordance with its terms;

(C)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)

result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound, where such breach or default would be material in the context of the Acquisition; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

12.2	The Bidder represents and warrants to the Target on the date of this Agreement that:

(A)	no resolutions or approvals of its shareholders are required to enter into and implement the Acquisition; and

(B)

all material matters or circumstances of which the executive leadership team and officers of the Bidder engaged in the consideration of the Regulatory Conditions are aware and which would reasonably be expected to result in any of the Regulatory Conditions not being satisfied in the specific context of the Acquisition have been discussed with the Target; and

(C)	except as fairly disclosed to the Target prior to the execution of this Agreement, it is not aware of any circumstances which would prevent any of the Conditions from being satisfied.

12.3

The Bidder and the Bidco acknowledge that no responsibility is accepted, and no representation, undertaking or warranty is made or given, in either case expressly or impliedly, by the Target, any member of the Target Group or by any of the Target Group’s directors, officers, employees, contractors or advisers (each a “Target Representative”) as to the accuracy or completeness of the information provided.

12.4	The Bidder and the Bidco acknowledge and agree that any information and/or assistance provided by any Target Representative, whether before, on or after the date of this

Agreement: (i) pursuant to the obligations of the Target or any member of the Target Group under or otherwise in connection with this Agreement; or (ii) in connection with the Acquisition shall in each case be (and have been) given on the basis that the relevant Target Representative shall not incur any liability, whether in contract, tort (including negligence) or otherwise, in respect of any loss or damage that any of the Bidder’s Group or any of their respective directors, officers, employees or advisers may suffer as a result of the provision of any such information and/or assistance (save in each case for loss or damage resulting from the fraudulent misrepresentation of the relevant Target Representative).

13.	Notices

13.1

A notice under or in connection with this Agreement (a “Notice”) must be in writing and shall be delivered personally or by recorded delivery mail (or air mail if overseas) or by email to the party due to receive the Notice to the address specified in Clause 13.2.

13.2	The address of each party referred to in Clause 13.1 above is:

(A)	in the case of the Bidder and the Bidco:

Open Text Corporation

275 Frank Tompa Drive,

Waterloo, Ontario

Canada N2L 0A1

For the attention of: Michael Acedo, EVP, CLO & Corporate Secretary email: macedo@opentext.com

With a copy (not constituting notice) to:

Seth Jones (seth.jones@allenovery.com) and

Annabelle Croker (annabelle.croker@allenovery.com)

of Allen & Overy LLP, One Bishops Square, London E1 6AD

(B)	in the case of the Target:

Micro Focus International PLC

The Lawn, 22-30 Old Bath Road,

Newbury, Berkshire

RG14 1QN

For the attention of: Chief Legal Officer

Email: janet.mccarthy@microfocus.com

With a copy (not constituting notice) to:

Paul Dickson (paul.dickson@slaughterandmay.com) and

Harry Hecht (harry.hecht@slaughterandmay.com)

of Slaughter and May, One Bunhill Row, London EC1Y 8YY

13.3	A party may change its notice details on giving notice to the other party of the change in accordance with this Clause 13.

13.4	Unless there is evidence that it was received earlier, a Notice is deemed given:

(A)	if delivered personally, on the date and time when left at the relevant address;

(B)	if sent by post, except air mail, two Business Days after posting it;

(C)	if sent by air mail, six Business Days after posting it; and

(D)	if sent by email, on the date and time when sent, provided that the sender does not receive a notice of non-delivery.

13.5	Where delivery occurs outside of Working Hours in the place of receipt, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

13.6	Each Notice or other communication under or in connection with this Agreement shall be in English.

13.7

This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

14.	General Provisions

Variation

14.1	No variation or amendment or modification to this Agreement shall be effective unless made in writing (which for this purpose, does not include email) and executed by each of the parties.

Remedies and waivers

14.2	No delay or omission by any party in exercising any right, power or remedy provided by Law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

14.3

The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

14.4	The rights, powers and remedies provided for in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

14.5

Without prejudice to any other rights and remedies which a party may have, the parties acknowledge and agree that damages may not be an adequate remedy for any breach or threatened breach by it of this Agreement and that the party who is not in breach shall be entitled without proof of special damage to seek injunctive relief and other equitable remedy (including specific performance).

14.6	Nothing in this Agreement shall oblige the Target to pay an amount in damages which the Panel determines would not be permitted by Rule 21.2 of the Code.

Assignment

14.7

No party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub-contract or delegate in any manner whatsoever its performance under this Agreement (each of the above a “dealing”) and any purported dealing in contravention of this Clause 14.7 shall be ineffective.

Counterparts

14.8	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

14.9	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

Costs and Expenses

14.10

Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matters contemplated by it.

No Partnership

14.11

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, joint venture or agency relationship between any of the parties. A party has no authority to bind or contract in the name of another party in any way or for any purpose by virtue of this Agreement.

Entire Agreement

14.12

The provisions of this Agreement shall be supplemental to and shall not prejudice the terms of the Confidentiality Agreement and the Clean Team Agreement which shall remain in full force and effect. This Agreement, together with the Confidentiality Agreement and the Clean Team Agreement, represent the entire understanding, and constitute the whole agreement, in relation to its subject matter and supersedes any previous agreement (whether written or oral) between the parties with respect thereto.

14.13

Each party confirms that, except as provided in this Agreement, the Clean Team Agreement and the Confidentiality Agreement, neither party has relied on any understanding, representation or warranty which is not contained in this Agreement, the Clean Team Agreement or the Confidentiality Agreement and, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, neither party shall be under any liability or shall have any remedy in respect of any misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement, the Clean Team Agreement or the Confidentiality Agreement.

Further Assurances

14.14

Each party shall, at its own cost, use reasonable endeavours to, or procure that any relevant third party shall, do and/or execute and/or perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Rights of Third Parties

14.15

Clauses 7, 8 and 12.4 and paragraphs 6, 7 and 17 to 19 (inclusive) of Part 1 of Schedule 2 (the “Third Party Rights Provisions”) are intended to confer benefits on and be enforceable by (in the case of Clauses 7, 8 and 12.4) the third parties referred to therein, (in the case of paragraphs 6 and 7 of Part 1 of Schedule 2) the members of the Target Remuneration Committee and (in the case of paragraphs 17 to 19 (inclusive) of Part 1 of Schedule 2) the relevant Target Employees (the “Relevant Third Parties”). The parties shall not require the consent of any person (including any Relevant Third Party) other than the parties to vary or amend this Agreement, except for any variation or amendment of the Third Party Rights Provisions on or following the Effective Date, which shall require the consent of the affected Relevant Third Party.

14.16

Except as specified in Clause 14.15, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

15.	Governing Law

15.1

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

15.2

Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

15.3

Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts have no jurisdiction.

15.4

The Bidder shall at all times maintain an agent for service of process and any other documents in proceedings in England and Wales or any other proceedings in connection with this Agreement. That agent shall be the Bidco. Any claim form, judgment or other notice of legal process shall be sufficiently served on the Bidder if delivered to such agent at its address for the time being. The Bidder waives any objection to such service.

15.5

The Bidder irrevocably undertakes not to revoke the authority of its agent and if, for any reason, the Target requests the Bidder do so, the Bidder shall promptly appoint another such agent with an address in England and advise the Target of the agent’s details. If, following such a request, the Bidder fails to appoint another agent within 10 Business Days, the Target shall be entitled to appoint one on behalf of the Bidder at the Bidder’s expense. Nothing in this Agreement shall affect the Target’s right to serve process in any other manner permitted by Law.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above:

EXECUTED BY	)
)
)
)
acting for and on behalf of	) /s/ Michael Acedo
OPEN TEXT CORPORATION	)

EXECUTED BY	)
)
)
)
acting for and on behalf of	) /s/ Michael Acedo
OPEN TEXT UK HOLDING LIMITED	)

EXECUTED BY	)
)
MATTHEW ASHLEY	)
)
acting for and on behalf of	) /s/ Matthew Ashley
MICRO FOCUS INTERNATIONAL PLC	)